Exhibit 10.1
                                                                  ------------


              AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT
              --------------------------------------------------

            AGREEMENT, dated as of March 27, 2003, between Anthracite Capital, Inc. (the "Company"), a Maryland corporation, and BlackRock Financial Management, Inc. (the "Manager"), a Delaware corporation.

            WHEREAS, the Company intends to invest in a diversified portfolio of multifamily, commercial and residential mortgage loans, mortgage-backed securities and other real estate related assets in U.S. and non-U.S. markets and expects to qualify for the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code");

            WHEREAS, the Company desires to retain the Manager to acquire, sell and otherwise manage the investments of the Company and to perform certain supervisory services for the Company in the manner and on the terms set forth herein;

            WHEREAS, the Company and the Manager entered into that certain Investment Advisory Agreement, dated as of March 27, 1998 (the "Investment Advisory Agreement"), as amended by that certain (i) First Amendment to the Investment Advisory Agreement, dated as of January 1, 1999, (ii) Second Amendment to the Investment Advisory Agreement, dated as of July 1, 2001,
(iii) Third Amendment to the Investment Advisory Agreement, dated as of March 27, 2002 and (iv) Fourth Amendment to the Investment Advisory Agreement, dated as of May 13, 2002 and as extended by that certain (a) letter agreement dated May 5, 2000 between the Company and the Manager and (b) letter agreement dated March 25, 2002 between the Company and the Manager. All such amendments and extensions are referred to herein collectively as the "Prior Agreement."

            WHEREAS, the Manager and the Company desire to amend and restate the Prior Agreement in its entirety as set forth below; and

            WHEREAS, this Agreement amends and restates the Prior Agreement in all respects.

            NOW THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

            1. Definitions
               -----------

            Capitalized terms used but not defined herein shall have the respective meanings assigned them in the Prospectus of the Company, dated March 24, 1998. In addition, the following terms have the meanings assigned them.

            (a) "Affiliate" means, when used with reference to a specified person, (i) any person that directly or indirectly controls or is controlled by or is under common control with the specified person, (ii) any person that is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified person or of which the specified person is an officer, partner or trustee, or with respect to which the specified person serves in a similar capacity and (iii) any person that, directly or indirectly, is the beneficial owner of 5% or more of any class of equity securities of the specified person or of which the specified person is directly or indirectly the owner of 5% or more of any class of equity securities; provided, however, that neither the Company nor any of its controlled Affiliates will be treated as an Affiliate of the Manager or any of its Affiliates.

            (b) "Agreement" means this Amended and Restated Investment Advisory Agreement, as amended from time to time.

            (c) "Average Invested Assets" for any period means the average of the aggregate book value of the assets of the Company (other than cash or cash equivalents), including all of the assets of all of its direct and indirect subsidiaries, before reserves for depreciation or bad debts or other similar noncash reserves, computed by taking the monthly average of such values during such period, and shall be determined as follows: (i) Average Invested Assets with a rating of less than BB- or not rated means, for any quarter, the Average Invested Assets in such quarter that have received a credit rating of less than BB- from Standard & Poor's Corporation ("S&P") or less than Ba3 from Moody's Investors Service, Inc. ("Moody's") or have received an equivalent rating from a nationally recognized securities rating organization ("NRSRO") or that have not been rated by any of Moody's, S&P or a NRSRO and are not guaranteed by the U.S. government or any agency or instrumentality thereof,
(ii) Average Invested Assets with a rating of BB- to BB+ means, for any quarter, the Average Invested Assets in such quarter that have received a credit rating of BB- to BB+ from S&P or Ba3 to Ba1 from Moody's or have received an equivalent rating from a NRSRO and that are not covered by clause

(i) above, and (iii) Average Invested Assets with a credit rating above BB+ means, for any quarter, the Average Invested Assets in such quarter that have received a credit rating above BB+ from S&P or above Ba1 from Moody's or have received an equivalent rating from a NRSRO and that are not covered by clause
(i) or (ii) above or that are not rated but are guaranteed by the U.S. government or any agency or instrumentality thereof.

            (d) "Board of Directors" means the Board of Directors of the Company.

            (e) "Closing Date" means the date of closing of the Company's initial public offering of Common Stock.

            (f) "Code" means the Internal Revenue Code of 1986, as amended.

            (g) "GAAP" means accounting principles generally accepted in the United States of America.

            (h) "Mortgage-Backed Securities" means debt obligations (bonds) that are secured by Mortgage Loans or mortgage certificates.

            (i) "Mortgage Loans" means multifamily, residential and commercial term loans secured by real property.

            (j) "REIT Provisions of the Code" means Sections 856 through 860 of the Code.

            (k) "Ten-Year Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years) published by the Federal Reserve Board during a quarter, or if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. If the Company determines in good faith that the Ten-Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during a quarter, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight nor more than twelve years from the date of the closing asked prices as chosen and quoted for each business day in each such quarter in New York City by at least three recognized dealers in U.S. government securities selected by the Company.

            (l) "Unaffiliated Directors" shall mean those directors who (a) do not own greater than a de minimis interest in the Manager or any of its Affiliates or (b) within the last two years, have not directly or indirectly
(i) been an officer of or employed by the Company or the Manager or any of their respective Affiliates, (ii) been a director of the Manager or any of its Affiliates, (iii) performed more than a de minimis amount of services for the Manager or any of its Affiliates or (iv) had any material business or professional relationship with the Manager or any of its Affiliates.

            2. In General
               ----------

            The Manager agrees, as more fully set forth herein, to act as investment adviser to the Company with respect to the investment of the Company's assets and to supervise and arrange the purchase of securities and loans for and the sale of securities and loans held in the investment portfolio of the Company. The Manager shall manage the business affairs of the Company in conformity with the policies that are approved and monitored by the Company's Board of Directors. The Manager shall prepare regular reports for the Company's Board of Directors that will review the Company's acquisitions of assets, portfolio composition and characteristics, credit quality, performance and compliance with the policies approved by the Company's Board of Directors. The Manager shall allocate investment and disposition opportunities in accordance with policies and procedures the Manager considers fair and equitable, including, without limitation, such considerations as investment objectives, restrictions and time horizons, availability of cash and the amount of existing holdings.

            3. Duties and Obligations of the Manager with Respect to
               -----------------------------------------------------
Investment of Assets of the Company
-----------------------------------

            (a) Subject to the succeeding provisions of this Section and subject to the direction and control of the Company's Board of Directors, the Manager will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company as may be appropriate, including, but not limited to:

            (i) providing a complete program of investing and reinvesting the capital and assets of the Company in pursuit of the Company's investment objectives and in accordance with the policies adopted by the Company's Board of Directors from time to time;

            (ii) serving as the Company's consultant with respect to formulation of investment criteria and preparation of policy guidelines by the Company's Board of Directors;

            (iii) assisting the Company in developing criteria for mortgage asset purchase commitments that are specifically tailored to the Company's investment objectives and making available to the Company the Company's knowledge and experience with respect to mortgage assets and other real estate related assets;

            (iv) counseling the Company in connection with policy decisions made by the Board of Directors;

            (v) evaluating and recommending hedging strategies to the Company's Board of Directors in accordance with hedging guidelines and policies adopted by the Board of Directors, and engaging in hedging activities on behalf of the Company, consistent with the Company's status as a REIT;

            (vi) maintaining the Company's exemption from regulation as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act");

            (vii) representing the Company in connection with the purchase and commitment to purchase or sell mortgage assets, including the accumulation of Mortgage Loans for securitization and the incurrence of debt;

            (viii) arranging for the issuance of Mortgage-Backed Securities from pools of Mortgage Loans owned by the Company;

            (ix) furnishing reports and statistical and economic research to the Company regarding the Company's activities and the services performed for the Company by the Manager;

            (x) monitoring and providing to the Company's Board of Directors on an ongoing basis price information and other data, obtained from certain nationally recognized dealers that maintain markets in mortgage assets identified by the Board of Directors from time to time, and providing data and advice to the Board of Directors in connection with the identification of such dealers;

            (xi) administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Company's Board of Directors;

            (xii) contracting, as necessary, with third parties for master servicing and special servicing of assets acquired by the Company;

            (xiii) communicating on behalf of the Company with the holders of the equity and debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies and to maintain effective relations with such holders;

            (xiv) causing the Company to qualify to do business in all applicable jurisdictions;

            (xv) causing the Company to retain qualified accountants and legal counsel to assist in developing appropriate accounting procedures, compliance procedures and testing systems and to conduct quarterly compliance reviews;

            (xvi) assisting the Company in complying with all regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

            (xvii) assisting the Company in making all required tax filings and reports and maintaining its status as a REIT, including soliciting stockholders for required information to the extent provided in the REIT Provisions of the Code;

            (xviii) performing such other services as may be required from time to time for management and other activities relating to the assets of the Company as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

            (xix) using all reasonable efforts to cause the Company to comply with all applicable laws.

            (b) In the performance of its duties under this Agreement, the Manager shall at all times use all reasonable efforts to conform to and act in accordance with any requirements imposed by (i) the status of the Company as a REIT as defined in the REIT Provisions of the Code; (ii) the Company's status as an entity exempt from regulation under the Investment Company Act; (iii) any other applicable provision of law; (iv) the provisions of the Articles of Incorporation and By-Laws of the Company, as such documents are amended from time to time; (v) the investment objectives and policies of the Company as set forth in its Registration Statement on Form S-11; and (vi) any policies and determinations of the Board of Directors of the Company.

            (c) The Manager will bear all costs and expenses of the Manager's officers and employees and any overhead incurred in connection with the Manager's duties hereunder, the cost of office space and equipment required for performance of the Manager's duties and shall bear the costs of any salaries or directors' fees of any officers or directors of the Company who are Affiliates of the Manager, except that the Board of Directors of the Company may approve reimbursement to the Manager of the Company's pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Company operations and administration (other than the provision of services covered by Section 3(a) above) of all personnel employed by the Manager who devote substantial time to Company operations and administration or the operations and administration of other companies advised by the Manager; provided that the Manager shall not be expected to bear the following expenses: issuance and transaction costs incident to the acquisition, disposition and financing of investments, legal, accounting and auditing fees and expenses, the compensation and expenses of the Company's Unaffiliated Directors, the costs of printing and mailing proxies and reports to stockholders, costs incurred by employees of the Manager for travel on behalf of the Company, costs associated with any computer software or hardware that is used solely for the Company, costs to obtain liability insurance to indemnify the Company's directors and officers, the Manager and its employees and directors and the Underwriters, and the compensation and expenses of the Company's custodian and transfer agent, if any. The Company will also be required to pay all expenses incurred in connection with due diligence, the accumulation of Mortgage Loans, the master and special servicing of Mortgage Loans, the issuance and administration of Mortgage-Backed Securities from pools of Mortgage Loans or otherwise, the raising of capital, the incurrence of debt, the acquisition of assets, interest expenses, taxes and license fees, non-cash costs, litigation, the base and incentive management fee and extraordinary or non-recurring expenses.

            (d) The Manager shall give the Company the benefit of its best judgment and effort in rendering services hereunder.

            (e) Nothing in this Agreement shall prevent the Manager or any partner, officer, employee or other Affiliate of the Manager from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Manager or any of its shareholders, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however that the Manager will not undertake activities which, in its judgment, will substantially and adversely affect the performance of its obligations under this Agreement.

            (f) The Manager shall maintain an appropriate books of accounts and records relating to services performed under this Agreement, and such books of accounts and records shall be accessible for inspection by representatives of the Company or any of its subsidiaries at any time during normal business hours. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information to nonaffiliated third parties except with the prior written consent of the Board of Directors or as may be required by law or order of a court or other tribunal having requisite jurisdiction.

            (g) The Manager shall require each seller or transferor of assets to be acquired by the Company to make such representations and warranties regarding such assets as may be directed by the Board of Directors, or, if no such directions are given, as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as may be directed by the Board of Directors, or, if no such directions are given, as it deems necessary or appropriate with regard to the protection of the Company's assets.

            4. Portfolio Transactions and Brokerage
               ------------------------------------

            The Manager is authorized, for the purchase and sale of the Company's assets, to employ such securities dealers as may, in the judgment of the Manager, implement the policy of the Company to obtain the best net results taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm's general execution and operational facilities and the firm's risk in positioning the securities involved. Consistent with this policy, the Manager is authorized to direct the execution of the Company's portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Manager to be useful or valuable to the performance of the Manager's investment advisory functions for the Company.

            5. Compensation of the Manager
               ---------------------------

            (a) Commencing with the first fiscal quarter after the Closing Date, the Company agrees to pay to the Manager and the Manager agrees to accept as full compensation for all services rendered by the Manager as such,
(i) a quarterly base management fee calculated as a percentage of the Average Invested Assets of the Company on the last business day for which market quotations are available of each calendar quarter and equal to 1% per annum of such Average Invested Assets rated lower than BB- or not rated, 0.75% of such Average Invested Assets rated BB- through BB+ and 0.20% of such Average Invested Assets that are rated above BB+ and (ii) incentive compensation in an amount equal to the product of 25% of the dollar amount by which:

     (1) net income of the Company (before incentive fee) determined in accordance with GAAP plus $534,623.47 (the "Fixed Amount") for each fiscal quarter for which a calculation is made under this Section (provided, that, if this Agreement is not renewed pursuant to Section 7 hereof or, in the event this Agreement is so renewed, if the terms of this Section 5(a)(ii)(1) are amended to modify the Fixed Amount, then the Fixed Amounts which would have been payable through and including the quarter ended December 31, 2005 shall be included in the final calculation made pursuant to this Section 5(a)(ii)(1) prior to giving effect to any such non-renewal or modification; provided, further, that the Fixed Amount for the quarter ended December 31, 2005 shall be deemed to be $446,141.80)

     exceeds
     -------

     (2) an amount equal to (a) the weighted average of the price per share of the Common Stock in the initial public offering and the prices per share of Common Stock in any secondary offerings of Common Stock by the Company, including, without limitation, issuances of Common Stock pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan, private placements, public offerings and exercises of options granted under the Company's 1998 Stock Option Plan, multiplied by (b) the greater of: (i) 9.5% or (ii) the Ten-Year U.S. Treasury Rate plus 3.5% per annum (expressed as a quarterly percentage) multiplied by (c) the weighted average number of shares of Common Stock outstanding during such quarter

; provided, however, that, beginning with the fiscal quarter ending June 30, 2003, calculation of such incentive fee payable to the Manager shall be calculated using a rolling four-quarter high watermark (the "Watermark"). Except as described below, in determining the Watermark, the Manager shall calculate the incentive fee based upon the current and prior three quarters' net income (the "Yearly Incentive Fee"). The Company shall pay the Manager an incentive fee in the current quarter if the Yearly Incentive Fee is greater than the amount the Company paid to the Manager in the prior three quarters cumulatively (except as described below); and provided, further, that calculation of the incentive fee shall be based on GAAP and adjusted to exclude special one-time events pursuant to changes in GAAP accounting pronouncements, or other one-time events, after discussion between the Manager and the Unaffiliated Directors. For the avoidance of doubt, calculations pursuant to this paragraph, including with respect to the Yearly Incentive Fee, for the quarter ending June 30, 2003 shall be made with respect to the quarter ending June 30, 2003, for the quarter ending September 30, 2003 shall be made with respect to the two quarters ending September 30, 2003 and for the quarter ending December 31, 2003 shall be made with respect to the three quarters ending December 31, 2003.

For any period less than a fiscal quarter during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full quarter of 90, 91 or 92 days, as the case may be.

            (b) The management fees earned under Section 5(a)(i) will be payable in arrears. The Manager shall compute the compensation payable under
Section 5(a) of this Agreement within 45 days after the end of each calendar quarter. A copy of the computations made by the Manager to calculate its compensation shall thereafter promptly be delivered to the Board of Directors and, upon such delivery, payment of the compensation earned under Section 5(a) of this Agreement shown therein shall be due and payable within 60 days after the end of such fiscal quarter. If requested by the Manager, the Company will make advance payments of the base management fee in Section 5(a)(i) above as often as semi-monthly at the rate of 75% of such fee estimated by the Manager.

            (c) The base management fee is intended to compensate the Manager for its costs in providing management services to the Company. The Board of Directors may adjust the base management fee with the consent of the Manager in the future if necessary to align the fee more closely with the costs of such services.

            6. Indemnity
               ---------

            (a) The Company hereby agrees to indemnify the Manager and each of the Manager's shareholders, officers, employees, agents, associates and controlling persons and the shareholders, officers, employees and agents thereof (including any individual who serves at the Manager's request as director, officer, partner, trustee or the like of another corporation) (each such person being an "indemnitee") against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable corporate law) reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth above in this Section 6 or thereafter by reason of his having acted in any such capacity, except with respect to any matter as to which he shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interests of the Company and furthermore, in the case of any criminal proceeding, so long as he had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no indemnitee shall be indemnified hereunder against any liability to the Company or its stockholders or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as "disabling conduct"), (2) as to any matter disposed of by settlement or a compromise payment by such indemnitee, pursuant to a consent decree or otherwise, no indemnification either for such payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Company and that such indemnitee appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Company and did not involve disabling conduct by such indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee was authorized by a majority of the Board of Directors of the Company.

            (b) The Company shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Company receives a written affirmation of the indemnitee's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Company unless it is subsequently determined that he is entitled to such indemnification and if a majority of the Board of Directors of the Company determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the indemnitee shall provide a security for his undertaking, (B) the Company shall be insured against losses arising by reason of any lawful advances or (C) a majority of a quorum consisting of directors of the Company who are neither affiliated persons of the Company nor parties to the proceeding ("Disinterested Non-Party Directors") or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

            (c) All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such indemnitee is not liable by reason of disabling conduct or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Directors of the Company or (ii) if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized shall be made in accordance with the immediately preceding clause (2).

            (d) The rights accruing to any indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

            7. Duration and Termination
               ------------------------

            This Agreement shall commence on the date hereof for an initial term expiring on March 31, 2004. Thereafter, successive extensions, each for a period not to exceed one year, may be made by agreement between the Company and the Manager, with the approval of a majority of the Unaffiliated Directors until terminated or assigned under the provisions of this Section 7 or Section 9, as the case may be, of this Agreement.

            Upon termination of this Agreement by the Company, the Company is obligated to pay the Manager a termination fee that will be determined by independent appraisal other than in the case of termination by the Company for cause (as described below). The Company may terminate, or decline to renew the term of, this Agreement without cause at any time after the first two years upon 60 days' written notice by a majority vote of the Unaffiliated Directors; provided that the Company shall pay the

Manager a termination fee determined by independent appraisal of the value of this Agreement. Such appraisal is to be conducted by a nationally recognized appraisal firm mutually agreed upon by the Company and the Manager. If the Company and the Manager are unable to agree upon an appraisal firm, then each of the Company and the Manager is to choose an independent appraisal firm to conduct an appraisal. In such event, (i) if the appraisals prepared by the two appraisers so selected are the same or differ by an amount that does not exceed 20% of the higher of the two appraisals, the termination fee is to be deemed to be the average of the appraisals as prepared by each party's chosen appraiser and (ii) if these two appraisals differ by more than 20% of such higher amount, the two appraisers together are to select a third appraisal firm to conduct an appraisal. If the two appraisers are unable to agree as to the identity of such third appraiser, either of the Manager and the Company may request that the American Arbitration Association ("AAA") select the third appraiser. The termination fee then is to be the amount determined by such third appraiser, but in no event shall the termination fee be less than the lower of the two initial appraisals or more than the higher of such two initial appraisals. Each party shall pay the costs of the appraisers chosen by it, and each party shall pay one half of the costs of the third appraiser. Any appraisal hereunder shall be performed no later than 45 days following selection of the appraiser or appraisers.

            At the option of the Company, this Agreement, or any extension hereof, shall be and become terminated with cause upon 60 days' prior written notice of termination from the Board of Directors to the Manager, without payment of any termination fee, if any of the following events occur: (i) if the Manager commits a material breach of any provision of this Agreement (including any material breach of the provisions contained in Section 3(a) and (b) herein) and, after notice of such violation, shall not cure such violation within 30 days; or (ii) there is entered an order for relief or similar decree or order with respect to the Manager by a court having competent jurisdiction in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws; or the Manager (A) ceases, or admits in writing its inability, to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (B) applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Manager or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Manager and continue undismissed for 30 days; or (C) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, of proceedings to such end are instituted against application or consent, or proceedings to such end are instituted against the Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for 30 days or result in adjudication of bankruptcy or insolvency; or (D) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 30 days.

            The Manager agrees that if any of the events specified above occur, it will give prompt written notice thereof to the Company's Board of Directors after the occurrence of such event.

            Upon written request from the Company, the Manager shall prepare, execute and deliver to a successor manager any and all documents and other instruments, place in such successor manager's possession all files and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, to the successor manager at the Manager's sole expense; provided, however, that the Manager shall be entitled to retain copies of all such documents and other instruments as it may be required by federal or state law. The Manager agrees to cooperate with Company and such successor manager in effecting the termination of the Manager's responsibilities and rights under this Agreement.

            8. Action Upon Termination
               -----------------------

            From and after the effective date of termination of this Agreement pursuant to Section 7 hereof, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if such termination is not for cause, the termination fee determined pursuant to
Section 7. The Manager shall forthwith upon such termination deliver to the Board of Directors all funds and property, documents, corporate records, reports and software of the Company or any subsidiary of the Company then in the custody of Manager; provided, however, that the Manager shall be entitled to retain copies of all such documents and other instruments as it may be required by federal or state law.

            9. Assignment
               -------------

            This Agreement may not be assigned without the prior written consent of all the parties to this Agreement. For the foregoing purposes, "assigned" shall have the meaning ascribed to it under the Investment Advisers Act of 1940, as amended and the rules promulgated thereunder.

            10. Notices
                -------

            Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

            11. Governing Law
                -------------

            This Agreement shall be construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof.

            12. Amendments
                -----------

            This Agreement shall not be amended, changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by all parties hereto, or their respective successors or assigns, or otherwise as provided herein.

            13. Severability
                ------------

            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity of any other provision, and all other provisions shall remain in full force and effect.

            14. Entire Agreement
                ----------------

            This instrument contains the entire agreement between the parties as to the rights granted and the obligations assumed in this instrument.

            15. Counterparts
                ------------

            This Agreement may be signed by the parties in counterparts which together shall constitute one and the same agreement among the parties.

            16. Manager Brochure
                ----------------

            The Company hereby acknowledges that it has received from the Manager a copy of the Manager's Form ADV, Part II, at least forty-eight hours prior to entering into this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the date and the year first above written.

                                   ANTHRACITE CAPITAL, INC.


                                   By: /s/ Hugh R. Frater
                                      ---------------------------------------
                                   Name:   Hugh R. Frater
                                   Title:  President and Chief Executive Officer


                                   BLACKROCK FINANCIAL MANAGEMENT, INC.


                                   By: /s/ Laurence D. Fink
                                      ----------------------------------------
                                   Name:  Laurence D. Fink
                                   Title: Chairman and Chief Executive Officer